UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2012

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Federal Plaza, Suite 1525 28 East Main Street Rochester, NY		14614
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

______________________________________________________

(Former name or former address, if changed since last report.)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 29, 2012, Document Security Systems, Inc. (the “Company”) entered into a Purchase, Amendment and Escrow Agreement (the “Purchase Agreement”) among Barry Honig (“Honig”), Neil Neuman (“Neuman”) and Grushko & Mittman, P.C. The Purchase Agreement provides, among other things, for the sale of a commercial term note, dated June 29, 2011, among the Company, Plastic Printing Professionals, Inc., a wholly owned subsidiary of the Company, and Neuman, as lender, in the original principal amount of $650,000 (the “Note”) to Honig for a purchase price of $578,396.42. The terms of the original Note are more fully described in the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 30, 2011. In connection with the sale and transfer of the Note to Honig, the Company agreed to amend certain terms of the Note pursuant to an allonge entered into on February 29, 2012 (the “Allonge”). Under the Purchase Agreement any security interest in the Note terminated at the closing of the purchase of the Note; accordingly, Honig does not possess a security interest in any assets of the Company as a result of his purchase of the Note.

Pursuant to the Allonge, the maturity date of the Note was extended to July 1, 2013. Honig has the right to convert the principal and any interest due under the Note into shares of the Company’s common stock at a conversion price of $3.30 per share, subject to adjustment upon certain corporate events as set forth in the Allonge. Honig agreed not to convert the Note if the number of shares of common stock beneficially owned by the holder and his affiliates issuable upon the conversion of the Note would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of common stock, except that this restriction may be waived upon 61 days prior notice from Honig to increase such percentage to 9.99%.

The Company agreed to pay Hong as liquidated damages $100 per business day for each $10,000 of Note principal amount and interest being converted for which shares of common stock are not timely delivered. If the Company fails to timely deliver conversion shares and if Honig purchases shares of common stock in the market, then the Company is obligated to pay, as liquidated damages, the amount by which (A) Honig's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion shares were not timely delivered, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full.

The Company is required to pay Honig, as liquidated damages, $100 per business day for each $10,000 of purchase price for unlegended shares which are not timely delivered. If during any 360 day period, the Company fails to deliver unlegended shares for an aggregate of 30 days, then Honig may require the Company to redeem all or any portion of the shares subject to such default at a price per share equal to the greater of (i) 120%, or (ii) a fraction in which the numerator is the highest closing price of the common stock during the such 30- day period and the denominator of which is the lowest conversion price during such 30- day period, multiplied by the price paid by the holder for such common stock. If the Company fails to timely deliver unlegended shares and if Honig purchases shares of common stock in the market, then the Company is obligated to pay to the holder, as liquidated damages, the amount by which (A) the holder's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate purchase price of the shares of common stock delivered to the Company for reissuance as unlegended shares, together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full.

The forgoing description is a summary only, does not purport to set forth the complete terms of the Purchase Agreement and the Allonge, and is qualified in its entirety by reference to the Purchase Agreement and the Allonge, which are filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Purchase, Amendment and Escrow Agreement, dated as of February 29, 2012, among Barry Honig, Neil Neuman,, Document Security Systems, Inc., and Grushko & Mittman, P.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: March 2, 2012	By:	/s/ Patrick A. White
Patrick A. White
Chief Executive Officer